Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

BLUE WATER VACCINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered	Unit	Price(1)	Fee Rate	Fee
Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share(2)	457(o)	2,222,222	$10.00	$22,222,220	0.0000927	$2,060.00
Fees to Be Paid	Equity	Representative’s Warrants (3)	457(g)	–	–	--	--	--
Fees to Be Paid	Equity	Common Stock issuable upon exercise of Representative’s Warrants(4)	457(o)	111,111	$11.50	$1,277,776.50	0.0000927	$118.45
	Total Offering Amounts					$23,499,996.50		$2,178.45
	Total Fees Previously Paid							$4,706.62
	Total Fee Offset
	Net Fee Due							$(2,528.17)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations, or other similar transactions.

(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s Common Stock underlying the Representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	The fee is based on the estimated exercise price of the Representative’s warrants, which are exercisable at a per share exercise price equal to 115% of the public offering price of the shares of Common Stock.